UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
National American University Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-0479936
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5301 S. Highway 16, Suite 200
Rapid City, SD	57701
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $.0001 par value	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	333-165641

(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act: None

(Title of Class)

Explanatory Note
This Registration Statement on Form 8-A is being filed to change the registration of the common stock, par value $0.0001 per share (the “Common Stock”), of National American University Holdings, Inc., a Delaware corporation (the “Company”), from Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to Section 12(b) under the Exchange Act in connection with the listing of the Common Stock on The NASDAQ Stock Market LLC (“NASDAQ”). The Common Stock is currently quoted on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “NAUH.” The Company anticipates that the listing and trading of the Common Stock on NASDAQ will commence at the opening of trading on NASDAQ on May 26, 2010 under the symbol “NAUH.”
Item 1. Description of Registrant’s Securities to be Registered.
The information required by this item is contained in the section entitled “Description of our Capital Stock” in the Company’s Registration Statement on Form S-1, Registration No. 333-165641, as originally filed with the Securities and Exchange Commission on March 23, 2010, as subsequently amended by any amendments to such Registration Statement. This information is incorporated herein by reference.
Item 2. Exhibits.
Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because none of our other securities are listed on NASDAQ and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

National American University Holdings, Inc.
Date: May 19, 2010	By:	/s/ Samuel D. Kerr
Dr. Samuel D. Kerr Provost, Secretary and General Counsel